Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015, with respect to the consolidated financial statements for the year ended December 31, 2014 included in the Annual Report of Egalet Corporation on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statement of Egalet Corporation on Forms S-8 (File No. 333-194946, File No 333-204987, File No 333-212297, and File No 333-212298) and Forms S-3 (File No. 333-202807 and File No 333-209367).

/s/ GRANT THORNTON LLP

Philadelphia, PA
March 13, 2017